MARKETING AND LABORATORY SERVICES AGREEMENT

This Marketing and Laboratory Services Agreement (this “Agreement”) is made and entered into as of September 25, 2017 (the “Effective Date”) by and between CombiMatrix Molecular Diagnostics, Inc., a Delaware corporation, with its principal place of business at 300 Goddard, Suite 100, Irvine, California 92618 (“CombiMatrix”) and Invitae Corporation, a Delaware corporation, with its principal place of business at 1400 16th Street, San Francisco, California 94103, and its wholly-owned subsidiary, Good Start Genetics, Inc. (collectively referred to herein as “Invitae”). CombiMatrix and Invitae may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, CombiMatrix is a family health life sciences company engaged in chromosomal micro-array testing for pre-natal, post-natal and miscarriage analysis diagnosis as well as NexGen Sequencing testing for Pre Implantation Genetic Screening (PGS);

Whereas, Invitae is a genetic information company engaged in the research, development and commercialization of products related to diagnostic testing and genetic analysis;

Whereas, Invitae has marketing, customer service and result reporting capabilities with respect to diagnostic tests and genetic analysis; and

Whereas, the Parties desire to enter into an agreement pursuant to which (a) Invitae will perform certain marketing activities with respect to CombiMatrix Diagnostic Tests, and (b) CombiMatrix will compensate Invitae for such activities, perform such CombiMatrix Diagnostic Tests, and coordinate with Invitae with respect to reporting results of such CombiMatrix Diagnostic Tests and related matters, each on the terms and conditions set forth herein.

Now, Therefore, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Invitae and CombiMatrix agree as follows:

1.	Definitions

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party, for as long as such control exists. As used in this Section 1.1, “control” shall mean: (a) possession, directly or indirectly, of the power to direct the management and policies of such company or entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such company or entity.

1.2 “CombiMatrix Diagnostic Test” meansCombiSNP12 for Pregnancy Loss, and CombiSNP12 for Pregnancy Loss (FFPE).

1.3 “Confidential Information” means all information which is generated by or on behalf of a Party or its Affiliates in the course of activities contemplated by this Agreement or which one Party or any of its Affiliates has furnished or otherwise made available to the other Party or its Affiliates.

1.4  “DHHS” means the United States Department of Health and Human Services, and any successor thereto.

1.5 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all of their respective implementing regulations, including, without limitation, the regulations promulgated at 45 C.F.R. parts 160 through 164.

1.6 “Third Party” means any person or entity other than Invitae and its Affiliates or CombiMatrix and its Affiliates.

1.7 A “Testable Sample” is defined as a patient sample that makes it through the testing process, has a report rendered, and has a charge for payment sent out to a patient, ordering physician or other healthcare provider, and/ or Third Party payer program.

2.	Agreement Program

2.1 Marketing of CombiMatrix Diagnostic Test. In accordance with the terms set forth in this Article 2, Invitae shall use commercially reasonable efforts to promote and market the CombiMatrix Diagnostic Tests in the same channels in which Invitae markets the Invitae Diagnostic Tests. The first test Invitae plans to market is the CombiSNP 12 Array for Pregnancy Loss. Without limiting the foregoing, Invitae shall, at its expense and in accordance with the terms set forth in this Article 2, use commercially reasonable efforts to: (a) promote the sale of the CombiMatrix Diagnostic Test by its sales force to physicians and other healthcare providers in the same channels in which Invitae markets its diagnostic tests (b) coordinate logistics associated with marketing the CombiMatrix Diagnostic Tests, including collection and shipping of specimens and reporting of results, as more fully described in Sections 2.3 and 2.5; and (c) coordinate customer service and support for the CombiMatrix Diagnostic Tests. CombiMatrix shall, at its expense, assist Invitae in promoting and marketing the CombiMatrix Diagnostic Tests including, without limitation, by (i) providing marketing, sales and technical training and support as requested by Invitae in connection with the launch and promotion of the CombiMatrix Diagnostic Tests through Invitae, with the frequency and content of the training and support to be determined by agreement between CombiMatrix and Invitae; and (ii) sharing CombiMatrix’ product and service educational materials and scientific publications to be utilized by the Invitae team in educating physicians and other healthcare providers, who shall educate patients, as to which CombiMatrix hereby grants Invitae the right to use such materials and publications as reasonably necessary for Invitae to carry out its obligations under this Agreement. Invitae agrees to comply with CombiMatrix’s guidelines and instructions when making any statements, engaging in any marketing activities for or describing any CombiMatrix Diagnostic Tests.

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2.2 Test Requisition Form for CombiMatrix Diagnostic Test. Invitae shall use CombiMatrix kits and requisitions (“CombiMatrix TRF”) and label the CombiMatrix TRF with an Invitae sticker. Alternatively, at the mutual agreement of CombiMatrix and Invitae, Invitae may choose to add to its test requisition form an option for physicians and other healthcare providers to order the CombiMatrix Diagnostic Tests (“Invitae/CombiMatrix TRF”) for patients through Invitae. In the event Invitae provides the Invitae/CombiMatrix TRF to physicians or other healthcare providers, the Invitae/CombiMatrix TRF shall be watermarked, branded with Invitae’s name and trademark, and shall include CombiMatrix’s name and trademark at the bottom of the form, together with express identification of CombiMatrix as the laboratory performing the CombiMatrix Diagnostic Test(s). This process will be finalized by mutual agreement of the parties in the implementation phase after the signing of this Agreement. Each Party hereby grants the other a non royalty-bearing, non-exclusive, non-transferable (except as provided in Section 9.5) license to use such party’s name and trademark in conjunction with marketing and selling the Invitae/CombiMatrix TRF; provided that all uses of the trademarks on Invitae/CombiMatrix TRF and packaging therefor shall be approved by the Parties prior to use and provided, further, that such approval shall not be unreasonably withheld. All goodwill that arises from use of a party’s mark inure to the benefit of the licensor of such mark.

2.3 Collection and Shipment of Specimens. Invitae shall notify CombiMatrix following any physician or other healthcare provider placing an order with Invitae for a CombiMatrix Diagnostic Test on a CombiMatrix TRF if the CombiMatrix TRF and sample(s) are not sent directly to CombiMatrix from the physician or other healthcare provider. Promptly following receipt of such notification, CombiMatrix shall work with Invitae to deliver to the physician or other healthcare provider all necessary supplies, and other materials necessary for collection of the sample(s) by the physician or other healthcare provider from the patient and for shipment of the sample(s) to CombiMatrix for the performance of the CombiMatrix Diagnostic Test(s) (the “Test Supplies”).

2.4 Performance of CombiMatrix Diagnostic Tests; Billing. CombiMatrix shall be responsible for performance of the CombiMatrix Diagnostic Tests on the specimens shipped to it by Invitae or by the physician or other healthcare provider direct, including testing process, and testing quality control. CombiMatrix shall perform all CombiMatrix Diagnostic Tests in accordance with all applicable laws, rules and regulations. Upon receipt of specimens from Invitae or the physician or other healthcare provider, CombiMatrix shall perform the CombiMatrix Diagnostic Tests in accordance with its standard operating procedures at its laboratory located at 310 Goddard, Suite 150, Irvine, California 92618. If CombiMatrix changes any CombiMatrix Diagnostic Test, or any method of performing such test, it will notify Invitae within thirty (30) days following the change. CombiMatrix shall use commercially reasonable efforts to perform the CombiMatrix Diagnostic Tests ordered through Invitae or through a physician or other healthcare provider as soon as possible following receipt of the specimens. Upon completion of the CombiMatrix Diagnostic Test, all specimens not otherwise consumed through the testing process may be destroyed or retained by CombiMatrix solely for quality control or testing purposes, provided that CombiMatrix shall always comply with all applicable laws, rules and regulations. CombiMatrix shall be solely responsible for all billing for CombiMatrix Diagnostic Tests ordered through Invitae or by a physician or other healthcare provider and performed by CombiMatrix, including obtaining reimbursement from Third Party insurance payers or the ordering physician or other healthcare provider or the patient directly. Invitae shall use commercially reasonable efforts to provide to CombiMatrix, together with delivery of the specimens as described in Section 2.3, any relevant billing information delivered to Invitae together with the specimens.

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2.5 Test Results and Reporting. CombiMatrix will send the result report of each CombiMatrix Diagnostic Test directly to the physician or other healthcare provider who ordered the CombiMatrix Diagnostic Test(s). CombiMatrix shall also send a copy of such result report to Invitae for all results of CombiMatrix Diagnostic Tests performed on specimens provided by Invitae or sold by the Invitae team in the manner specified on the CombiMatrix TRF or the Invitae/CombiMatrix TRF via a written report that identifies CombiMatrix as the laboratory that performed the CombiMatrix Diagnostic Test. All such result reports shall be delivered to Invitae by fax or electronically through CombiMatrix’s Web Portal, and CombiMatrix shall train those employees of Invitae who have been identified by Invitae as appropriate and HIPAA-compliant regarding how to access reports through CombiMatrix’s Web Portal. CombiMatrix’s medical team shall also report such result reports directly to the physician or other healthcare provider in accordance with CombiMatrix’s standard business practices. Additionally, CombiMatrix shall provide customer service and support for the CombiMatrix Diagnostic Tests ordered through Invitae using the same methods and adhering to the same standards that CombiMatrix employs with respect to other products and services sold by CombiMatrix, recognizing that it is the Parties’ general intent that the Invitae sales team shall be the customer facing party in many markets, such that CombiMatrix shall provide such customer service and support through Invitae if and to the extent requested by Invitae. For CombiMatrix Diagnostic Tests ordered as a result of the Invitae’ marketing efforts, CombiMatrix shall also provide genetic counseling support to physicians and other healthcare providers with access to CombiMatrix’s genetic counselors.

2.6 Records. Each Party shall maintain records of performance of its activities under this Agreement, including records of all patient specimens received by each Party for the CombiMatrix Diagnostic Tests ordered through Invitae, and, in the case of CombiMatrix, all CombiMatrix Diagnostic Tests performed and results generated and reported for such CombiMatrix Diagnostic Tests. The Parties shall jointly review and reconcile on a monthly basis their records relating to specimens received for CombiMatrix Diagnostic Tests.

3	Compensation

3.1	Compensation to Invitae.

(a) As compensation for performance of Invitae’s obligations under this Agreement, CombiMatrix shall pay to Invitae fees as outlined below for each qualifying, billable CombiMatrix Diagnostic Test. CombiMatrix shall pay no compensation for referrals for patients with government reimbursed insurance (e.g., Medicare, Medicaid, Tricare, etc.).

(b) From the Effective Date of this agreement, Invitae shall be paid a base fee of $200 for each CombiMatrix Diagnostic Test Invitae markets for which there is a Testable Sample reported.

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3.2 Invoices; Method of Payment. Invitae shall invoice CombiMatrix on a monthly basis for specimens received by CombiMatrix as a result of Invitae’s activities under this Agreement during such month for use in performance of a CombiMatrix Diagnostic Test. All payments due hereunder to Invitae shall be paid to Invitae in U.S. Dollars not later than forty-five (45 days) following the date of the applicable invoice. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Invitae, unless otherwise specified in writing by Invitae.

3.3 Arm’s-Length Compensation. The Parties hereto agree that the compensation provided herein has been determined in arm’s-length bargaining and is consistent with fair market value in arm’s-length transactions. Furthermore, the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties for which payment may be made in whole or in part under Medicare or any federal or state health care program.

3.4 Costs and Expenses; Taxes. Except as may be set forth in this Agreement, each Party shall be solely responsible for its own costs and expenses incurred in connection with the performance of its activities pursuant to this Agreement. Each Party shall also bear and be responsible for paying any sales, use, property, or other federal, state or local taxes it incurs as a direct or indirect result of entering into this Agreement.

4.	Non-Solicitation

4.1 Non-Solicitation. During the Term of this Agreement, neither Party shall hire, employ, retain or solicit for employment, directly or indirectly, an employee of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Party may engage in solicitation of employees through generally available advertisements.

5.	Compliance with Law and Regulations

5.1 Compliance with Laws. CombiMatrix and Invitae and their respective Affiliates each agree to perform their respective obligations under this Agreement in compliance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, the federal Physician Self-Referral Law, 42 U.S.C. 1395nn, and the regulations promulgated thereunder, similar state physician self-referral laws and regulations, the federal Medicare/Medicaid Anti-kickback Law (42 USC 13202-7b) and regulations promulgated thereunder and similar state Anti-kickback laws and regulations, and HIPAA regulations, statutes and regulatory guidelines of the DHHS and Centers for Medicare & Medicaid Services related to federal healthcare programs, and all applicable regulations, rules, and policies of Third Party payers that pay for the CombiMatrix Diagnostic Tests. Without limiting the foregoing, each Party shall be solely responsible for obtaining and maintaining, throughout the Term of this Agreement, all licenses, permits, registrations and other authorizations necessary to perform its obligations under this Agreement including, in the case of CombiMatrix, all licenses, permits, registrations and other authorizations necessary to perform CombiMatrix Diagnostic Tests. Failure by either Party to comply with any Applicable Law as required hereby shall be considered a material breach of this Agreement. In the event of a determination that this Agreement is not in compliance with any Applicable Law, then the parties shall negotiate in good faith to bring this Agreement into compliance. All amendments to this Agreement to bring this Agreement into compliance must be mutually agreed to by both parties in writing. If such agreement cannot be reached, either Party may terminate this Agreement by written notice to the other Party.

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5.2 Privacy. CombiMatrix and Invitae and their respective Affiliates agree to protect the privacy and provide for the security of any information that relates to a patient’s individually identifiable health information (“Protected Health Information”), including, without limitation, past, present, or future physical or mental health or condition, in accordance with HIPAA and any other applicable federal and state laws and regulations in the U.S. and countries and territories outside the U.S. Without limiting the foregoing, the parties agree to execute any appropriate HIPAA Business Associate Agreement (“BAA”) and other required HIPAA-compliance documentation. For clarity, such BAA shall include obligations of confidentiality with respect to Protected Health Information, as defined by HIPAA, and, to the extent such obligations of confidentiality are more stringent than those set forth in Article 6 hereof, the obligations of confidentiality set forth in the BAA shall govern with respect to all Protected Health Information disclosed hereunder.

5.3 Participation in Federal Healthcare Programs. Each of CombiMatrix and Invitae, and each of their respective employees who will perform any activities pursuant to this Agreement is, and during the Term of this Agreement will be, eligible to participate in federal healthcare programs, and neither CombiMatrix nor Invitae, nor any of their respective employees who will perform any activities pursuant to this Agreement has been, nor during the Term of this Agreement will be, excluded by the DHHS Office of the Inspector General as set forth on the Cumulative Sanctions Report or excluded by the General Services Administration as set forth on the List of Excluded Providers.

5.4 Changes in Law or Regulation. In the event of any material change in laws, rules and/or regulations applicable to the Parties’ activities under this Agreement, the Parties agree to promptly discuss and, if necessary, negotiate in good faith any amendments to this Agreement that are necessary in order to comply with such change in laws, rules or regulations applicable to such activities.

6.	Confidentiality; Intellectual Property

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term of this Agreement and continuing for five (5) years after the expiration or earlier termination of this Agreement, each Party (in such capacity, the “receiving party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (in such capacity, the “disclosing party”). The receiving party may use Confidential Information of the disclosing party only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but not less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party. The receiving party will promptly notify the disclosing party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing party. Invitae acknowledges that the CombiMatrix Diagnostic Tests and their results (“CombiMatrix Data”) may contain personal data, health data and/or medical records data, the use of which data is subject to various privacy laws, including all state, federal and international laws and regulations and state, federal and national government agency orders and decrees to which CombiMatrix and Invitae may be subject (“Privacy Laws”), as well as certain restrictions imposed on the CombiMatrix Data by the data subjects or other third party data providers. Any such CombiMatrix containing personal data, health data and/or medical records data that is subject to various privacy laws shall be deemed Confidential Data for purposes of this Agreement, whether separately designated as such or not. Invitae agrees to strictly abide by all such restrictions pertaining to the CombiMatrix Data, as they are promulgated and applied, currently and in the future. Furthermore, Invitae shall in good faith execute any and all documents that CombiMatrix is required to have Invitae execute in order that CombiMatrix may comply with any Privacy Laws. If Invitae use (whether directly or indirectly) of the CombiMatrix Data is contrary to any Privacy Law, or contrary to any of the restrictions set forth in this Agreement, CombiMatrix shall have the right to: (a) terminate this Agreement for cause if such breach has not been cured within five (5) days of receipt by Invitae of written notice, and (b) pursue any other legal and equitable remedies.

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6.2 Exceptions. Confidential Information shall not include any information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information of the disclosing party.

6.3 Authorized Disclosure. The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) complying with applicable court orders or governmental regulations; and

(b) disclosure to Affiliates, subcontractors, employees, consultants, agents or other Third Parties who need to know such information in connection with performance of such Party’s obligations under this Agreement, and disclosure to potential Third Party investors or acquirers in connection with due diligence or similar investigations by such Third Parties or in confidential financing documents with such Third Parties, provided, in each case, that any such Affiliate, subcontractor, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

Notwithstanding the foregoing, in the event the receiving party is required to make a disclosure of the disclosing party’s Confidential Information pursuant to Section 6.3(a), it shall, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and assist the disclosing party, at the disclosing party’s expense, in efforts to secure confidential treatment of such information. In the event the disclosing party is unable to secure confidential treatment of such information, the receiving party may disclose such of the Confidential Information it is required to disclose. In any event, the receiving party agrees to take all reasonable action to avoid disclosure of Confidential Information of the disclosing party.

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6.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 6, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 6.5 or as permitted under Section 6.3.

6.5 Intellectual Property.

(a) Ownership. Each Party shall own and retain all rights in any patents, patent applications, inventions, copyrights, trademarks, know-how, marketing materials and other information, trade secrets or other proprietary or intellectual property owned or licensed by such Party (collectively, such Party’s “Intellectual Property”). Without limiting the foregoing, (a) CombiMatrix owns, and Invitae acknowledges CombiMatrix’s ownership of, the CombiMatrix Diagnostic Tests, including all Intellectual Property therein, and (b) all data and results from performance of the CombiMatrix Diagnostic Tests on specimens received by CombiMatrix as a result of Invitae’s activities under this Agreement shall be jointly owned by CombiMatrix and Invitae, and each Party shall be entitled to use such data and results for any purpose without the consent of, or any payment or duty of accounting to, the other Party. Each Party shall comply with all applicable laws, rules and regulations in its use of such data and results. Notwithstanding the foregoing, in the event Invitae desires to publish such data and results, prior to Invitae making such publication, Invitae shall provide a draft of the publication to CombiMatrix for approval, which shall not be unreasonably withheld, conditioned or delayed, and Invitae shall include appropriate credit to CombiMatrix in the publication.

(b) Claims relating to CombiMatrix Diagnostic Tests. If any Third Party claims or brings an action alleging that any activities of CombiMatrix or Invitae or their Affiliates with respect to the marketing, use or performance of CombiMatrix Diagnostic Tests under this Agreement infringe any of such Third Party’s patent rights, CombiMatrix and Invitae shall meet and confer and use commercially reasonable efforts to address such claims. If CombiMatrix or Invitae determines to seek a license or otherwise obtain the right to use such Third Party patent rights on behalf of CombiMatrix and Invitae, then the Party determining to seek such a license or otherwise obtain the right to use such Third Party patent rights (the “Licensing Party”) shall be solely responsible for the payment of any reasonable royalties or other payments that may be due to such Third Party if the alleged infringement is solely caused by the Licensing Party. CombiMatrix shall immediately inform Invitae and Invitae shall immediately inform CombiMatrix of any such claim by a Third Party, and either Party shall have the right to cease performance of activities pursuant to Article 2 pending satisfactory resolution of such claim. The Party who owns the allegedly infringing work shall be solely responsible for any and all damages, liabilities, expenses and/or losses incurred by the other Party or its Affiliates as a result of such claims, subject to Section 8.3 below.

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7.	Term And Termination

7.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to the terms hereof, shall continue until December 31, 2019 (“Initial Term”). This Agreement shall automatically renew for successive twelve (12)-month periods, unless terminated earlier pursuant to the terms hereof (each, a “Renewal Term”) at the end of the Initial Term and each Renewal Term thereafter, unless either Party provides notice to the other Party of its intention not to renew at least sixty (60) days before the end of the Initial Term or then-current Renewal Term, as applicable (the Initial Term, together with any Renewal Term(s), the “Term”).

7.2 Termination.

(a) Material Breach. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within sixty (60 days) (or ten (10) days with respect to any payment breach) after the date of the breaching Party’s notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such sixty (60) day (or ten (10) day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period to the reasonable satisfaction of the terminating Party.

(b) Bankruptcy. Each Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other Party upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the other Party’s assets for the benefit of creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(c) Invitae Entry Into Similar Agreement; Internally Developed Products. CombiMatrix shall have the right to terminate this Agreement with thirty (30) days’ prior written notice to Invitae if, during the Term of this Agreement, Invitae enters into an agreement with any Third Party provider of invasive prenatal diagnostic tests (other than CombiMatrix or an Affiliate of CombiMatrix), pediatric array testing or miscarriage analysis testing or Invitae decides to develop internally any technologies in respect of invasive prenatal diagnostic tests, pediatric array testing, or miscarriage analysis testing that competes, or will compete, with any CombiMatrix products or services, including CombiMatrix Diagnostic Tests.

7.3 Effect of Termination.

(a) Generally. Upon any expiration or termination of this Agreement, all rights and obligations under this Agreement shall automatically terminate, except as provided in this Section 7.3.

(b) Return of Confidential Information. Within thirty (30) days following any expiration or termination of this Agreement, each Party shall return to the other Party, at its own expense, all Confidential Information of the other Party. Notwithstanding the foregoing, the receiving party may retain the Confidential Information for archival purposes only subject to the obligations set forth in Section 6 of this Agreement.

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8.	Representations and Warranties; Limitation of Liability

8.1 Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) it is not debarred under any U.S. or foreign government health care programs or the United States Federal Food, Drug and Cosmetic Act or comparable applicable law or regulation in any other country or jurisdiction and it does not, and will not during the Term of this Agreement, employ or use the services of any person or entity who is debarred, in connection with the development, manufacture or commercialization of CombiMatrix Diagnostic Tests or Invitae Diagnostic Tests, as applicable. In the event that either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing. Additionally, CombiMatrix represents and warrants that neither CombiMatrix nor any Affiliate of CombiMatrix (i) has received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of the CombiMatrix Diagnostic Tests, or use of any CombiMatrix trademark, infringes or would infringe the Intellectual Property of any Third Party; (ii) is a party to any legal action, suit or proceeding relating to the CombiMatrix Diagnostic Tests or CombiMatrix trademarks; or (iii) has received any written communication from any Third Party threatening any action, suit or proceeding relating to the CombiMatrix Diagnostic Tests or CombiMatrix trademarks. Invitae represents and warrants that neither Invitae nor any Affiliate of Invitae (i) is a party to any legal action, suit or proceeding relating to the Invitae Diagnostic Tests or Invitae trademarks; or (ii) has received any written communication from any Third Party threatening any action, suit or proceeding relating to the Invitae Diagnostic Tests or Invitae trademarks.

8.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

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8.3 Limitation of Liability. EXCEPT FOR OBLIGATIONS UNDER SECTION 8.4, BREACHES UNDER ARTICLE 5 OR ARTICLE 6, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. Except for CombiMatrix’s obligations under Section 8.4 (a), in the event of a material error by CombiMatrix and/or any CombiMatrix Diagnostic Tests, CombiMatrix’s sole obligation to Invitae shall be for Invitae, at its option, to either (a) repeat the applicable CombiMatrix Diagnostic Test at CombiMatrix’s own cost, or (b) refund Invitae the total amount paid by Invitae for the CombiMatrix Diagnostic Test.

8.4 Indemnity.

(a) CombiMatrix agrees to defend, indemnify and hold Invitae, including its subsidiaries and Affiliates and their employees, agents, servants and representatives, harmless from all claims, losses, expenses, fees including reasonable attorney fees, costs, and judgments that may be asserted against Invitae that result from any breach by CombiMatrix of this Agreement.

(b) Subject to the limitations set forth in Section 8.3, Invitae agrees to defend, indemnify and hold CombiMatrix, including its subsidiaries and Affiliates and their employees, agents, servants and representatives, harmless from all claims, third party billing claims, losses, expenses, fees including reasonable attorney fees, costs, and judgments that may be asserted against CombiMatrix that result from the negligence, breach of this Agreement or willful misconduct of Invitae, its employees, subcontractors, directors and officers related to this Agreement.

9.	General Provisions

9.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

9.2 Dispute Resolution.

(a) Claims. Except as set forth in Section 7.2 of this Agreement, in the event of a dispute relating to this Agreement between the Parties hereto, the Parties shall attempt to resolve the dispute in a commercially reasonable manner within thirty (30) days of one Party’s receipt of written notice from the other Party, which describes the dispute. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 9.2(a) within the required thirty (30) day period, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 9.2(a). The arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in San Diego, California, USA.

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(b) Arbitrators’ Award. The arbitrator’s award shall include a written statement describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall, in rendering his or her decision, apply the substantive laws of the State of California, USA, without giving effect to its conflicts of laws principles, and without giving effect to any rules or laws relating to arbitration. The arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 8.3. The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. However, the Parties agree that the JAMS Optional Arbitration Appeal Procedures shall apply to the arbitration, at the request by either Party in accordance with such Appeal Procedures. If a Party appeals the award rendered by the arbitrator, the award issued by the Appeal Panel (as defined in such Appeal Procedures) shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(c) Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement by the non-prevailing Party for any or all of the prevailing Party’s reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the arbitrator.

(d) Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained without having to file a bond or other security notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 9.2(b).

9.3 Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

9.4 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Except as otherwise specifically set forth in this Agreement, neither Party is a legal representative of the other Party and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

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9.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

9.6 Waiver. No waiver by either party of any breach of any provision of this Agreement shall constitute a waiver of any other or subsequent breach.

9.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

9.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

9.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other Party. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to CombiMatrix, notices must be addressed to:

CombiMatrix Diagnostics, Inc.

300 Goddard, Suite 100

Irvine, California 92618

Attention: Mark McDonough (President and CEO)

Telephone: (949) 226-9630

Facsimile: mmcdonough@combimatrix.com

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If to Invitae, notices must be addressed to:

Invitae, Inc.
1400 16th Street
San Francisco, California 94103
Attention: Katherine Stueland (Chief Commercial Officer)
Telephone: (415) 254-1233
Facsimile: kstueland@Invitae.com

9.10 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including, but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing in this Section 9.9, in the event a force majeure event lasts for thirty (30) days, either Party may terminate this Agreement by giving the other Party written notice of such termination at least ten (10) days prior to the effective date of the termination specified in the written notice.

9.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

9.12 Survival. The provisions of this Agreement which by their nature are intended to survive termination of this Agreement shall so survive, including the provisions of Sections 3.4, 3.5, 5.1, 5.2, 5.4, 6.1, 6.2, 6.3, 6.4, 6.5, 7.3, 8.2, 8.3, 8.4, 9.1, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.11, and 9.12.

9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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In Witness Whereof, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

Invitae Corporation		CombiMatrix Molecular Diagnostics, Inc.

By:	/s/ Lee Bendekgey	By:	/s/ Mark McDonough
Name:	Lee Bendekgey	Name:	Mark McDonough
Title:	Chief Operating Officer	Title:	President and CEO

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